Exhibit 16

                             Schedule for Computation of
                                Performance Quotations
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                              THE RUSHMORE FUND, INC.
                              Rushmore Nova Portfolio

                     Computation of Average Annual Total Return

                        1 Year            Since Inception*


                 P(1+T)n = ERV       P(1+T)n = ERV

                 P = $10,000         P = $10,000
                 T = 8.80%           T = 3.15%
                 N = 1               N = 5.73
                 ERV = 10,800        ERV = 11,945



  *Commencement of Operations December 7, 1989
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                              THE RUSHMORE FUND, INC.
                      Rushmore U.S. Government Bond Portfolio

                     Computation of Average Annual Total Return


               1 Year           5 Year           Since Inception*


               P(1+T)n = ERV    P(1+T)n = ERV    P(1+T)n = ERV

            P = $10,000           P = $10,000       P = $10,000
            T = 16.35%            T = 11.09%        T = 8.72%
            N = 1                 N = 5             N = 9.71
            ERV = 11,635          ERV = 16,919      ERV = 22,520



  *Commencement of Operations December 18, 1985
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                              THE RUSHMORE FUND, INC.
                      Rushmore U.S. Government Bond Portfolio

                           Computation of Yield Quotation



          a.   Interest Income                          $94,581

          b.   Less:  Management Fees and Fund           11,011
               Expenses

               Net Income                               $83,570

          c.   Average Number of Shares               1,695,172
               Outstanding

          d.   Closing Share Price 8/31/95                $9.89

               Value of Shares                      $16,765,251

               Yield:  2[(a-b/cd + 1)6-1]                 6.06%


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                              THE RUSHMORE FUND, INC.
                          Rushmore Money Market Portfolio

                           Computation of Yield Quotation

          Date                 Net             Shares           Daily Yield
                             Income          Outstanding        (Net Income
                                                             divided by Shares
                                                            multiplied by 365)


   August 25, 1995            3,178         22,607,748.67          5.13%
   August 26, 1995            3,178         22,607,748.67          5.13%

   August 27, 1995            3,178         22,607,748,67          5.13%

   August 28, 1995            3,185         22,601,540.80          5.14%
   August 29, 1995            3,198         22,711,945.30          5.14%

   August 30, 1995            3,091         21,951,625.13          5.14%
   August 31, 1995            3,098         22,000,035.91          5.14%


                                           7-day Average:          5.14%

                                             Annualized:           5.27%

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